Summer Infant, Inc. Reports First Quarter 2012 Results

First Quarter Revenues Increase 7.8% Year-Over-Year

WOONSOCKET, RI -- (Marketwire - May 14, 2012) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR), a leading developer and distributor of juvenile health, safety, and wellness products, today announced financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Results

Net revenues in the first quarter of 2012 increased 7.8% to $63.0 million from $58.5 million in the first quarter of 2011. Revenue growth was primarily driven by the addition of Born Free which was acquired on March 24, 2011.

Gross profit increased 7.1% to $21.1 million in the first quarter of 2012 from $19.7 million in the first quarter of 2011. Gross margin decreased slightly in the first quarter of 2012 to 33.5%, from a gross margin of 33.7% in the first quarter of 2011.

Selling, general and administrative ("SG&A") expenses were $16.6 million in the first quarter of 2012, compared to $16.1 million in the first quarter of 2011. As a percent of revenues, SG&A was 26.4% in the first quarter of 2012 compared to 27.5% a year ago which reflects a 110 basis point improvement.

Adjusted EBITDA (defined herein as earnings before interest, taxes, depreciation and amortization and non-cash stock-based compensation, and for the first quarter of 2011 only, deal-related fees) was $4.7 million in the first quarter of 2012 compared to $4.4 million on a comparable basis in the first quarter of 2011 which reflects an increase of 6.7%. Adjusted EBITDA margin for the first quarter 2012 was 7.5% compared to 7.6% for the first quarter of 2011.

The Company reported net income of $1.3 million, or $0.07 per diluted share, in the first quarter of 2012, compared to $1.2 million, or $0.07 per diluted share, in the first quarter of 2011. The company recorded a tax expense of $0.5 million in the first quarter of 2012 versus $0.4 million in the first quarter of 2011. The company's effective tax rate has increased in 2012 to 29.0% from approximately 24.0% in 2011.

Jason Macari, Chairman and Chief Executive Officer of Summer Infant, commented, "We are pleased with the improved product placement we received at the start of this year. Our increased retail presence is helping to broaden awareness of our brands and product portfolio while at the same time further reducing the concentration of our distribution. The initial sell-through of our core product lines and categories was encouraging. However, as the first quarter progressed, the retail environment became more challenging which led to a greater degree of promotional activity than we expected."

Balance Sheet

As of March 31, 2012, the Company had approximately $1.7 million of cash and $69.3 million of debt for a net debt balance of $67.6 million, compared to $62.0 million as of December 31, 2011. The increase in debt versus year-end reflects borrowings for working capital purposes.

Loan Agreement

The Company also announced that it recently reached an amended loan agreement with its lenders. The amendment reset certain financial covenants and extended the maturity date to December 31, 2013 from June 30, 2013. This Amendment provides the Company the necessary access to working capital to support its growth plans and extends the term six months thereby allowing the Company added time to reach a longer term financing agreement with its lenders.

Mr. Macari concluded, "We are committed to leveraging our strengths in safety and innovation in order to establish leadership positions in each of our product categories. While the second quarter will remain challenging due to a heightened promotional environment, we are confident that we have a sound plan in place to achieve our goals. Over the next few months we are introducing our revolutionary PEEK™ Monitoring System and re-launching our award winning PRODIGY™ Car Seat and Travel System. Along with other new product initiatives and enhanced marketing programs, we are optimistic that we can drive improved top-line performance beginning in the third quarter. We also have initiatives in place to expand gross margins in the second half of 2012 above first quarter levels which include price increases and product cost improvements."

Conference Call Information

Summer Infant, Inc. will host a conference call today, Monday, May 14, 2012 at 4:30 p.m. Eastern Time, to discuss financial results for its first quarter ended March 31, 2012. This call is being webcast and can be accessed by visiting the Investor section of our website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (719) 325-2127 (confirmation code: 5261467). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 5261467) through May 28, 2012, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings, nursery furniture, infant feeding products, and car seats.

Use of Non-GAAP Financial Information

This release includes presentations of adjusted EBITDA, which is defined herein as income before interest and taxes plus depreciation, amortization, and non-cash stock-based compensation expenses, and, for certain periods, deal-related fees. The Company believes that the presentation of adjusted EBITDA provides useful information to investors as it indicates more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance. EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. The Company provides reconciliations of adjusted EBITDA and any other non-GAAP financial measures in its press releases of historical performance. Since adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions. These include statements regarding our outlook for 2012, expected market demand for our products, our ability to successfully launch new products, and expected cost pressures. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the concentration of the Company's business with retail customers; the ability of the Company to compete in its industry; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the Company's ability to develop and market new products, the Company's ability to integrate strategic acquisitions; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this presentation.

                             Summer Infant, Inc.
              Consolidated Statements of Operations (unaudited)
    (amounts in thousands of US dollars, except share and per share data)

                                            Three Months Ended March 31,
                                               2012               2011
                                        -----------------  -----------------

Net revenues                            $          62,999  $          58,456
Cost of goods sold                                 41,894             38,780
                                        -----------------  -----------------
  Gross profit                                     21,105             19,676
Selling, general, and administrative
 expenses                                          16,648             16,067
Depreciation and amortization                       1,875              1,526
                                        -----------------  -----------------
Income before interest                  $           2,582              2,083
Interest expense                                      720                552
                                        -----------------  -----------------
  Income before taxes                   $           1,862  $           1,531
Provision for income taxes                            540                368
                                        -----------------  -----------------
  Net income                            $           1,322  $           1,163
                                        =================  =================

Earnings per diluted share              $            0.07  $            0.07

Shares used in fully diluted EPS               17,976,634         16,780,223

                      Reconciliation of Non-GAAP EBITDA

GAAP Income before interest and taxes   $           2,582  $           2,083
Plus: depreciation and amortization                 1,875              1,526
Plus: non-cash stock based stock
 compensation expense                                 259                177
Plus: Born Free deal fees                            ----                635
                                        -----------------  -----------------
    EBITDA                              $           4,716  $           4,421
                                        -----------------  -----------------

                             Summer Infant, Inc.
                         Consolidated Balance Sheet
                    (amounts in thousands of US dollars)

                                          March 31, 2012   December 31, 2011
                                           (unaudited)
Cash and cash equivalents               $           1,706  $           1,215
Trade receivables, net                             57,769             47,670
Inventory, net                                     47,851             50,014
Property and equipment, net                        16,969             17,682
Goodwill and other intangibles, net                91,613             91,953
Other assets                                        5,303              4,381
                                        -----------------  -----------------
      Total assets                      $         221,211  $         212,915
                                        =================  =================

Current portion of long-term debt       $             707  $             736
Accounts payable, accrued expenses and
 other liabilities                                 55,106             55,798
Long term debt, less current portion               68,613             62,479
                                        -----------------  -----------------
      Total liabilities                           124,426            119,013

Total stockholders' equity                         96,785             93,902
                                        -----------------  -----------------
  Total liabilities and stockholders'
   equity                               $         221,211  $         212,915
                                        =================  =================

Contact:

Ed Schwartz
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6922

or

Brendon Frey
ICR
(203) 682-8200
brendon.frey@icrinc.com